Exhibit I-2

(English Translation)

This business combination is made for the securities of two Japanese companies. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

May 15, 2013

To All Concerned Parties

Company name:	G.taste Co., Ltd.
Representative:	Fumiyasu Inayoshi
Representative Director and President
(Code: 2694, JASDAQ)
Inquiries:	Tomoya Iwasaki
Corporate Officer and Division Manager of Executive Management Division
(Tel: 022 (762) 8540)

Notice of a Reduction in the Amount of Capital and Capital Reserve

The Board of Directors of G.taste Co., Ltd. (“the Company”) resolved to bring a proposal concerning the reduction of the amount of capital and capital reserve before its general shareholders’ meeting scheduled to be held on June 26, 2013. We hereby provide notice of the resolution as follows.

1.	Purpose of the Reduction in the Amount of Capital and Capital Reserve

As stated in the “Notice of Business Integration through Merger of G.taste Co., Ltd., G.networks CO., LTD. and SAKAI CO., LTD. and Formation of New Company by Company Split” dated today, the Company plans to achieve sustainable growth and maximize corporate value by combining the management resources of the three companies through the merger with G.networks CO., LTD. and SAKAI CO., LTD. on August 1, 2013. The purpose of the reduction is to ensure flexibility and mobility in the Company’s capital policy after the Merger.

2.	Overview of the Reduction in the Amount of Capital

(1)	Amount of Capital to be Reduced

The amount of capital will be reduced by 1,685,195,850 yen from 1,785,195,850 yen to 100,000,000 yen.

(2)	Method of the Reduction in the Amount of Capital

After the above reduction in the amount of capital in accordance with Article 447 Paragraph 1 of the Companies Act, the entire amount of the reduction in capital will be transferred to other capital surplus.

3.	Overview of the Reduction in the Amount of Capital Reserve

(1)	Amount of Capital Reserve to be Reduced

The amount of capital reserve will be reduced by 1,748,494,250 yen from 1,848,494,250 yen to 100,000,000 yen.

(2)	Method of the Reduction in the Amount of Capital Reserve

After the above reduction in the amount of capital reserve in accordance with Article 448 Paragraph 1 of the Companies Act, the entire amount of the reduction in capital reserve will be allocated to other capital surplus.

4.	Schedule of the Reduction in Capital

(1)	Date of Resolution of the Board of Directors:	May 15, 2013
(2)	Date of Resolution of the General Shareholders’ Meeting:	June 26, 2013 (scheduled)
(3)	Starting Date for Objections by Creditors:	June 28, 2013 (scheduled)
(4)	Closing Date for Objections by Creditors:	July 31, 2013 (scheduled)
(5)	Effective Date:	August 1, 2013 (scheduled)

5.	Projections

The reductions shall take effect on the condition that the proposal concerning reductions in the amount of capital and capital reserve is approved in the general shareholders’ meeting, and that the merger with G.networks CO., LTD. and SAKAI CO., LTD. takes effect. This involves accounting for the capital and capital reserve as other capital surplus in the Net Assets section as a transfer process, and as there is no change in the amount of the Company’s net assets, the reduction in the amount of capital and capital reserve does not affect performance.

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